EXHIBIT 18

March 18, 2008

Mentor Graphics Corporation

Portland, Oregon

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Mentor Graphics Corporation and subsidiaries (the Company) as of January 31, 2008 and December 31, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended January 31, 2008, the month ended January 31, 2007, and the years ended December 31, 2006 and 2005, and the related financial statement schedule, and the effectiveness of the Company’s internal control over financial reporting as of January 31, 2008, and have reported thereon under date of March 18, 2008. The aforementioned consolidated financial statements and financial statement schedule, our audit report thereon and our audit report on the effectiveness on internal control over financial reporting are included in the Company’s annual report on Form 10-K for the year ended January 31, 2008. As stated in Note 4 to those consolidated financial statements, the Company reclassified the interest income resulting from the accretion of the discount of long-term installment receivables from Other income, net to finance fee revenue, which is included as a component of System and software revenues in the Consolidated Statement of Operations. Prior to the year ended January 31, 2008, interest income resulting from the accretion of the discount of long-term installment receivables had been reported in interest income, a component of Other income, net in the Consolidated Statement of Operations. Along with this change in classification, the Company also reclassified the gain or loss on the sale of long-term receivables from Other income, net to Other general expenses (income). The Company states the new presentation is preferable based on its assessment that the significance of the sale of term licenses that result in long-term receivables has been increasing and the business has become one of the Company’s central operations. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting disclosure change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP